Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REVISES FOURTH QUARTER NET BROADCAST REVENUES UPWARDS

BALTIMORE (January 4, 2010) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported that it expects its net broadcast revenues for the three months ended December 31, 2009 to be better than the guidance it provided on November 4, 2009.  The Company now expects fourth quarter net broadcast revenues to be approximately $153.8 million, or only 6.5% lower than the same period last year.  This is an improvement over its prior guidance which estimated net broadcast revenues to be approximately $143.3 to $146.3 million, or 11.0% to 12.8% down, as compared to fourth quarter 2008 net broadcast revenues of $164.4 million.  Advertising revenues from the auto sector has been a major driver of the revenue improvement due to increased spending by dealers and domestic manufacturers.   The Company now expects the auto category to be down by approximately 4.0% in the fourth quarter versus its prior estimate for auto to be down by high teen percents.

In addition, the Company announced that the affiliation agreements with the ABC Network for nine stations it owns and/or operates have been extended for one month while the two sides continue to negotiate.  The network affiliation agreements were due to expire on December 31, 2009.

The Company will report its actual fourth quarter results on February 17, 2010.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

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